EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES THE APPOINTMENT OF
BRUCE J. KLATSKY TO ITS BOARD OF DIRECTORS

Bensalem, PA, April 12, 2010 - Charming Shoppes, Inc. (Nasdaq: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today announced that Bruce J. Klatsky has been appointed to its Board of Directors.  His appointment will be effective on May 6, 2010.

Mr. Klatsky was the Chief Executive Officer of Phillips-Van Heusen Corporation, an apparel and retail company whose brands include Calvin Klein, Geoffrey Bean, IZOD, Van Heusen, and G.H. Bass & Co., from 1992 until 2005 and served as the Chairman of the board of directors of Phillips-Van Heusen from 1994 until 2007.  As Chief Executive Officer of Phillips-Van Heusen, Mr. Klatsky oversaw the operations and strategic direction of this multi-division NYSE-listed company with annual sales and royalties of approximately $2 billion, including licensing revenues attributable to a multi-billion dollar global brand licensing business.

After leaving his executive position at Phillips-Van Heusen, Mr. Klatsky co-founded LNK Partners, a private equity firm focused on investing in consumer and retail businesses.  Mr. Klatsky has served on the board of directors of Gazal Ltd., one of the largest publicly traded retail and apparel companies in Australia, since 2009, and currently serves as the Chairman.  Mr. Klatsky also serves on the board of directors for a number of private and not-for-profit organizations.  In addition, he served on President Clinton’s White House Apparel Task Force which addressed working conditions around the globe, and as an advisor on U.S. trade policy to the administrations of Presidents Reagan and Bush.  Mr. Klatsky received his B.S., cum laude, from Case Western Reserve University and attended the Georgetown University Law Center in 1970 and 1971.

Alan Rosskamm, Chairman of the Board of Charming Shoppes, Inc., said, “We are very pleased that Bruce has joined our board.  He brings ideal experience and knowledge of our industry, and we look forward to his valued participation and contributions to our board.”

At January 30, 2010, Charming Shoppes, Inc. operated 2,121 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®.  The Company also operates the Figi's® Gifts in Good Taste catalog, specializing in holiday fare, gift-giving convenience, and exclusive and personalized items.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, and www.figis.com.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
(215) 638-6955